Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com FIRM / AFFILIATE OFFICES
Abu Dhabi	Milan
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Boston	New Jersey
Brussels	New York
Chicago	Orange County
Doha	Paris
Dubai	Riyadh
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Frankfurt	San Diego
Hamburg	San Francisco
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.

September 16, 2021

Callaway Golf Company

2180 Rutherford Road

Carlsbad, CA 92008

Re: Registration Statement on Form S-3 (No. 333-259537)

Up to 4,600,000 shares of Common Stock, $0.01 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Callaway Golf Company, a Delaware corporation (the “Company”), in connection with the proposed sale of up to 4,600,000 shares (the “Shares”) of Common Stock by the selling stockholder named in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below), including up to 600,000 shares of Common Stock that may be sold upon exercise of the underwriters’ option to purchase additional shares. The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2021 (Registration No. 333-259537) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated September 15, 2021 (the “Base Prospectus”), a preliminary prospectus supplement dated September 15, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated September 15, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated September 15, 2021 among Goldman Sachs & Co. LLC, the selling stockholder named therein and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters

September 16, 2021

without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on September 16, 2021 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP